Exhibit 99.1

KKR FINANCIAL HOLDINGS LLC ANNOUNCES
COMPLETION OF 34,500,000 COMMON SHARE OFFERING INCLUDING
FULL EXERCISE BY THE UNDERWRITERS OF OVER-ALLOTMENT OPTION

SAN FRANCISCO –April 8, 2008 – KKR Financial Holdings LLC (NYSE: KFN) (the “Company”) today announced it had completed its previously announced public offering of 30 million common shares at $11.85 per common share (the “Offering”).  In addition, the Company announced that the underwriters for the Offering, as described below, exercised the over-allotment option granted to them to purchase an additional 4.5 million common shares (the “Over-Allotment Option”), which purchase was also completed.  The Company received net proceeds of approximately $383.5 million collectively from the Offering and the exercise of the Over-Allotment Option.

The underwriters for the Offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, KKR Capital Markets LLC, JMP Securities LLC, Sandler O’Neill & Partners, L.P. and Friedman, Billings, Ramsey & Co., Inc.

A registration statement on Form S-3 relating to these common shares was filed with the Securities and Exchange Commission (“SEC”) and became effective upon filing.  A Prospectus Supplement and accompanying Prospectus relating to the Offering was filed on April 4, 2008 with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

Copies of the Prospectus Supplement and accompanying Prospectus may be obtained from: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 250 Vesey Street, New York, NY 10080 (telephone: (212) 499-1000), Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (telephone: (718) 765-6732; fax: (718) 765-6734), Morgan Stanley & Co. Incorporated, 180 Varick Street 2/F, New York, NY 10014 (telephone: (866) 718-1649) or by e-mail to prospectus@morganstanley.com and Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or by e-mail to dg.prospectus_distribution@bofasec urities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Relations:

Laurie L. Poggi

KKR Financial

(415)315-3718

Media:

Roanne Kulakoff/Joseph Kuo

Kekst and Company

(212)521-4837/4863